Exhibit 10.02

FY20 Executive Annual Incentive Plan

Senior Vice President and
Executive Vice President

This Executive Annual Incentive Plan (the “Plan”) of Symantec Corporation (the “Company”) is effective as of March 30, 2019. The Board of Directors (the “Board”) of the Company reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

FY20 Executive Annual Incentive Plan

Job Category:	Senior Vice President and Executive Vice President

Purpose:	Provide critical focus on specific, measurable corporate and division goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:
The target incentive bonus, as expressed as a percentage of base salary, is determined based on the executive’s position. Annual base salary has been established at the beginning of the fiscal year. Bonuses will be calculated based on actual base salary earnings from time of eligibility under the Plan through April 3, 2020. (Base salary earnings for the purpose of this Plan do not include any PTO accrual payments.) Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:
The annual incentive bonus will be paid once annually. Payment will be made no later than two and a half months after the end of the fiscal year. Payments made pursuant to this Plan are at the sole discretion of the Administrator of the Plan.

Bonus Pool Funding:
Two corporate performance metrics will be used to calculate the annual incentive bonus pool funding as determined by the Administrator: non-GAAP Operating Income Margin and non-GAAP Revenue. These two metrics will be equally weighted to fund the pool.

Achievement Schedule:
An established threshold must be exceeded for each of the applicable performance metrics before the portion of the bonus pool applicable to such performance metric will be funded. Funding levels will be determined for each metric in accordance with the funding payout slopes established and approved by the Administrator. Funding levels for both metrics are capped.

The individual payout amount will be determined based on the assessment of individual performance against a set of financial, non-financial, individual, and team-based goals and will be allocated from the bonus pool as a percent of the individual’s bonus target.

The Administrator and the President and Chief Executive Officer reserve the right to determine final payout level for the individual performance factor metric. However, only the Administrator determines the final payout level for the individual performance factor metric for the executive officers.

Pro-ration:
The calculation of the annual incentive bonus will be determined, in part, based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days the participant is actively employed as a regular status employee of the Company during the fiscal year. If a participant takes a leave of absence from the Company during the fiscal year, any payments received by the participant as an income protection benefit will not be counted toward base salary earnings for the purpose of bonus calculations.

Eligibility:
Participants must be regular status employees on the day bonuses are distributed to earn the bonus. If the Company grants an interim payment for any reason, the Participant must be a regular status employee at the end of the fiscal year in order to receive such payment. Ongoing contributions toward the Company’s overall success, particularly toward year end, is of particular business importance. As such, a participant who leaves before the end of the fiscal year will not be eligible to earn the annual incentive bonus or any pro-rated portion thereof. The Plan participant must be a regular status employee of the Company at the end of the fiscal year in order to be eligible to receive the annual incentive bonus and at the time the bonuses are distributed, unless otherwise determined by the Administrator.

To be eligible to participate in the Plan in the given fiscal year, participants must be in an eligible position for at least 90 days before the end of the Plan year. Employees hired into an eligible position with less than 90 days in the Plan year will not be eligible to participate in the annual bonus plan until the next fiscal year.

Exchange Rates:
The performance metrics targets will not be adjusted for any fluctuating currency exchange rates. However, when calculating achievement of performance metrics, foreign exchange movements are held constant at plan rates.

Target Changes:
In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the revenue or operating income margin targets of the Company, such as acquisition, divestiture or purchase of products or technology, the Administrator may at its discretion adjust the revenue and operating income margin metrics to reflect the potential impact upon the Company’s financial performance.

Exercise of Negative Discretion:
Notwithstanding anything to the contrary herein, the Board or Administrator may, without the consent of any Participant, exercise negative discretion so as to reduce, by up to twenty-five percent (25%), the amount of the incentive bonus to the extent it determines to be reasonable or appropriate; provided, however, that such determination is made as soon as administratively practicable following the final calculation of the performance metrics.

Forfeiture and Clawback Provisions:
All benefits hereunder shall be subject to the provisions of any recoupment or clawback policy adopted by the Board or required by law, including but not limited to, any requirement to recoup or require forfeiture of Covered Amounts in the event of a financial restatement by the Company due to fraud or intentional misconduct to the extent the Covered Amounts would not have been granted, vested or paid had the financial metrics been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participant an additional payment should the restated financial statements result in a higher bonus calculation.

In addition, the Board or the Administrator shall, in such circumstances as it deems appropriate, recoup or require forfeiture of any Covered Amounts in the event of (i) the Participant’s act or omission resulting in a violation of the Company’s Code of Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers or other Company policy, provided that such act or omission occurs following the effective date of the applicable Code or policy, or any amendment to such Code or policy; (ii) the adjustment of quarterly or annual financial statements (whether audited or unaudited) with respect to the Company’s prior and current fiscal years to correct one or more errors that have a material impact on the Company’s non-GAAP Operating Income Margin or non-GAAP Revenue; or (iii) a recommendation by the Board or Audit Committee as the result of any ongoing internal investigation.

The Covered Amounts subject to recoupment or forfeiture pursuant to the foregoing shall include the amounts received by the Participant pursuant to this Plan, including (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon the grant or payment of the incentive bonus and (ii) any unvested or unpaid portion thereof (A) in the case of any adjustment or restatement of the Company’s financial statements (including the correction of non-GAAP Operating Income Margin or non-GAAP Revenue metrics), during the three-year period preceding the date on which the Company determined, or if later first disclosed, that it is or will be preparing an adjustment or restatement; or (B) in the case of any fraud, misconduct, act or omission by the Participant, during the three-year period preceding the date of such fraud, misconduct, act or omission, as determined by the Board or a committee thereof.

Plan Provisions:
This Plan is adopted under the Symantec Senior Executive Incentive Plan, as amended and restated on October 22, 2013 and approved by the Company’s stockholders on October 22, 2013 (the “SEIP”). All capitalized terms in this Plan shall have the meaning assigned to them in the SEIP.

This Plan supersedes the FY19 Executive Annual Incentive Plan dated March 31, 2018, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans, nor does it guarantee continued employment for a specified term. Plan structures and participation will be determined on a year-to-year basis.

The Board reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation and Leadership Development Committee of the Board (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.

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